Exhibit 99.1

Investors:

Atul Phull

Kanbay International

(847) 384-8858

aphull@kanbay.com

Media:

Debra Johnson

Kanbay International

(773) 910-0411

djohnson@kanbay.com

Kanbay International Reports Third Quarter Results

Revenue increased 18 percent year-over-year and 3 percent sequentially; Revenue excluding the impact of the sale of the products business increased 25 percent year-over-year and 7 percent sequentially; Diluted EPS climbs sequentially to $0.23

ROSEMONT, Ill. – Oct. 27, 2005 – Kanbay International, Inc. (NASDAQ: KBAY), a global IT services firm focused on the financial services industry, today announced financial results for the third quarter ended September 30, 2005.

Third Quarter 2005 Highlights

•                  Revenue rose to $59 million, up 18 percent year-over-year and up 3 percent sequentially

•                  Excluding the second quarter sale of the products business, total revenue increased 25 percent year-over-year and 7 percent sequentially

•                  Related-party revenue increased 20 percent versus a year ago and 10 percent sequentially; third-party revenue was up 14 percent year-over-year and down 7 percent sequentially

•                  Excluding the impact of the products business, third-party revenue was up 35 percent year-over-year and 1 percent sequentially

•                  Net income climbed 15 percent from last year to $8.7 million, or 23 cents per diluted share, and increased 20 percent sequentially

•                  Signed six new clients, including two Platinum accounts – on target to add 22 new clients for full-year 2005

•                  Subsequent to quarter end, the Company was chosen as a preferred vendor in a major global sourcing RFP with a large insurance company

“I am pleased to report that in the third quarter we continued to execute effectively against our business plan,” said Raymond Spencer, Chairman and CEO of Kanbay.  “Our performance during the period was characterized by continued growth, new client wins, improved operating margins, continued strong related-party relationships, increased headcount and increased retention rates. Demand in the market remains strong, especially in our focus area of financial services.  The fundamentals of our business are solid, with our attention to quality and client relationship management resulting in continued high client satisfaction.  We continue to make progress in further enhancing our new business development capabilities.”

Net income for the quarter was $8.7 million, up 15 percent year-over-year and up 20 percent sequentially. Diluted earnings per share totaled 23 cents in the third quarter, up 4 cents sequentially. Year-over-year EPS comparisons are impacted by the significant change in share count since the third quarter of last year, when Kanbay completed its public offering.

Kanbay’s third-quarter revenue rose 18 percent year-over-year and 3 percent sequentially to $59 million. Adjusting for the sale of the products business in May, revenue grew 25 percent from a year ago and 7 percent sequentially.

Related-party revenue, which is revenue derived from HSBC, Morgan Stanley and their affiliates, increased 20 percent year-over-year and 10 percent sequentially as the Company established new relationships and expanded into new business units of these clients.

Third-party revenue, which includes all sources of revenue other than HSBC, Morgan Stanley and their affiliates, rose 35 percent year-over-year and 1 percent sequentially when excluding the impact of the sale of the products business.

There were three factors in the third quarter which negatively impacted third-party revenue growth.  First, one of the Company’s existing accounts made a strategic decision to purchase a package solution rather than have Kanbay develop a custom-built solution.  This impacted growth in the third quarter and will also affect growth in the fourth quarter.  However, the relationship with this large client remains strong, with revenue tripling in the past year.  The Company does not feel that this client’s decision to utilize a package solution is indicative of any trend among its client base or in the overall industry, and is still seeing strong demand for custom application development.

Second, Kanbay has a contract for providing application maintenance for a bank through a subcontractor agreement with a major multinational firm that has an outsourcing agreement with the bank.  The bank terminated a portion of the outsourcing contract in the third quarter.  While the prospects are good for re-engaging some or all of our staff at the bank, there will be a negative impact on revenue in the fourth quarter.

Third, while the Company continues to bring in new accounts at the rate it anticipated, the revenue growth in some of these accounts has been slower than expected for both the third and fourth quarters. In the third quarter, Kanbay added six new accounts, bringing its total client base to 61. The Company is on track to add 22 new clients during the year.

“We are pleased with the quality of our new accounts.  The pipeline of opportunities in both new and existing accounts is very strong, which positions us well for next year,” Spencer said.

Of the six new clients added this quarter, two are classified as Platinum accounts, resulting in 24 total Platinum accounts.  Platinum accounts are clients that contribute more than $5 million in annual revenue or have the ability to do so within two years of becoming clients. Approximately 60 percent of the 14 accounts listed as Platinum a year ago contributed revenue of $5 million or more on an annualized basis in the third quarter, and the Company expects to roughly double the number of accounts contributing that level of revenue a year from now.

During the third quarter, Kanbay experienced particular strength in the insurance vertical, which now comprises 15 percent of revenue, up from 9 percent a year ago.  Kanbay has targeted this area as a growth opportunity within financial services.  Two of the new clients signed in the quarter are from the insurance industry, with one of them classified as a Platinum account.

Related to opportunities that the Company is experiencing in the insurance industry, subsequent to the end of the third quarter the Company recorded its first significant win in pursuing large Global Sourcing RFPs, a goal that Kanbay has been targeting this year.  The Company views this success as a sign of the ongoing maturation of its sales, marketing, and branding efforts.  The RFP was issued by a new client who is a large, multinational insurance firm headquartered in the U.S.

Financial Review

Gross margin rose 120 basis points sequentially and 20 basis points year-over-year to 47.3 percent, due mainly to the impact of non-recurring expenses in the second quarter combined with the elimination of the Company’s lower-margin products business.

Operating margin rose to 18.7 percent, up 320 basis points sequentially and 130 basis points year-over-year.  Non-recurring costs impacted the Company’s second quarter, and operating margin growth was enabled by gaining economies of scale on support infrastructure along with the elimination of underperforming assets.

Kanbay ended the quarter with more than 5,000 associates globally, an increase of approximately 260 associates from the second quarter. Associate retention improved to 89 percent in the third quarter from 86 percent in the previous quarter.  At the end of the quarter, approximately 84 percent of the Company’s technical staff was located in India, up 1 percentage point from last quarter and up 4 percentage points from the third quarter of last year.

The third quarter tax rate remained consistent with the prior quarter at 26 percent, but rose from 19.6 percent a year ago due to a portion of the tax holiday in India expiring on March 31, 2005, and a change in regional distribution of earnings.

The build-out of the Company’s campuses in Pune and Hyderabad is progressing on plan. Capital expenditures of $15 million are expected in the fourth quarter, with the completion of the purchase of the leased facility in Pune and construction costs associated with the Hyderabad campus and Pune learning center.

SG&A, excluding depreciation and stock compensation expense, decreased by $700,000 sequentially, from $15.1 million in the second quarter to $14.4 million in the third quarter.  The Company incurred extra, one-time visa processing costs of approximately $1 million in the second quarter in order to ensure that it can support anticipated on-site staffing needs for next year and continue to enhance the domain knowledge of technical staff in India through on-site rotations.  As a percentage of revenue, SG&A was 24.4 percent in the third quarter compared with 26.4 percent in the second quarter and 25.8 percent in the third quarter of last year.

“We continue to have a strong financial position,” said Bill Weissman, Chief Financial Officer. “We remain debt-free and our cash and investments balance at September 30th was $80 million, up $7 million from last quarter.”

Outlook

Given the impact of the factors mentioned above, Kanbay is targeting fourth quarter revenue of $58 million, and diluted earnings per share of 22 cents.  For 2005, the Company projects net income of $32.4 million, or 86 cents per share, on revenue of $227.5 million.  This is below prior guidance for 2005 net income of $34.5 million on revenue of $235 million.

“We remain confident in achieving our longer term revenue growth rates of at least 25 percent annually, including over 40 percent growth in third party revenue, despite some challenges in the short-term,” Spencer said.  “We expect demand within the financial services industry to remain strong throughout 2006 and believe our service offerings are well aligned with the needs of the industry.  We continue to perform well against the goals we outlined at the beginning of the year, and are confident in Kanbay’s business strategy and ability to execute going forward.”

Conference Call Details

Kanbay management will host a conference call on October 27, 2005 at 8:15 a.m. (EDT) to discuss the Company’s results of operations for the third quarter. To participate in the call, domestic callers can dial (866) 202-4683 and international callers can dial (617) 213-8846.  The passcode for the conference call is 13473990.  The conference call will also be webcast and accessible through Kanbay’s website at http://www.kanbay.com.  Please access the website at least 15 minutes prior to the call to register and download any required software.  A replay of the conference call will be available for one week, until 5:00 p.m. (EST) on November 3, 2005, by dialing (888) 286-8010 for domestic callers and (617) 801-6888 for international callers.  The passcode for the replay is 76505324.  A webcast replay of the conference call will also be available for two weeks following the call, until 5:00 p.m. (EST) on November 10, 2005, through Kanbay’s website at http://www.kanbay.com.

About Kanbay International, Inc.

Founded in 1989, Kanbay International, Inc. (NASDAQ: KBAY) is a global IT services firm focused on the financial services industry. With over 5,000 associates, Kanbay provides its services primarily to banking institutions, insurance companies, credit service companies and capital markets firms.  The company uses a global delivery model to provide application development, maintenance and support, software package selection and integration, business process and technology advice, and specialized services.  Kanbay is a CMM Level 5 assessed company headquartered in greater Chicago with offices in the U.S., Canada, U.K., Australia, Hong Kong, Japan, Singapore and India.

Forward-Looking Statements

This release contains statements relating to projections or future results. These statements are forward-looking statements under the federal securities laws.  We can make no assurance that any projections or future results discussed in these statements will be achieved.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release.  For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the most recently completed fiscal year.

Presentation of Non-GAAP Financial Measure

Kanbay presents revenue excluding the impact of the sale of the products business, which is a non-GAAP financial measure, in the text of this press release and the accompanying supplementary financial information.  The Company’s management uses revenue excluding the impact of the sale of the products business to evaluate the quarterly growth in the services business.  In addition, this non-GAAP financial measure facilitates management’s internal comparisons to competitors’ growth in their services business.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP.  In addition, the non-GAAP financial information provided may be different than similar measures used by other companies.  However, the Company’s management believes this non-GAAP measure provides useful information to investors, potential investors, securities analysts and others so each group can evaluate the Company’s current and future growth in the services business in the same manner as management if they so chose.  A reconciliation from revenue to revenue excluding the impact of the sale of the products business has been provided in the accompanying supplementary financial information.

Kanbay International, Inc.

Condensed Consolidated Statement of Income (Unaudited)

(dollars in thousands except per share amounts)

	Three months ended September 30		Nine months ended September 30
	2005	2004	2005	2004

Net revenues—related parties	$38,790	$32,217	$107,329	$87,308
Net revenues—third parties	20,161	17,756	62,100	44,420

Total revenues	58,951	49,973	169,429	131,728

Cost of revenues	31,069	26,412	89,895	69,326

Gross profit	27,882	23,561	79,534	62,402
Sales and marketing expenses	4,701	4,912	13,915	13,061
General and administrative expenses	9,672	7,983	28,635	22,539
Stock compensation expense	56	268	259	874

Total selling, general and administrative expenses	14,429	13,163	42,809	36,474
Depreciation and amortization	2,452	1,638	6,493	3,860
Loss (gain) on sale of fixed assets	2	54	231	34

Income from operations	10,999	8,706	30,001	22,034
Other income
Gain on sale of net assets			270
Interest income and other, net	339	65	963	103
Equity in earnings of affiliate	433	625	1,110	2,009

Total other income	772	690	2,343	2,112

Income before income taxes	11,771	9,396	32,344	24,146
Income tax expense	3,060	1,839	8,148	4,829

Net income	8,711	7,557	24,196	19,317
Dividends on preferred stock	—	—	—	(277)

Income available to common stockholders	$8,711	$7,557	$24,196	$19,040

Income per share of common stock
Basic	$0.25	$0.24	$0.71	$0.77
Diluted	$0.23	$0.22	$0.64	$0.62

Weighted average number of common shares outstanding	34,443,660	31,135,821	33,917,665	24,587,344
Weighted average number of common and dilutive shares outstanding	37,701,410	34,479,921	37,575,604	31,131,587

Kanbay International, Inc.

Condensed Consolidated Statement of Financial Position (Unaudited)

(In thousands)

	September 30, 2005	December 31, 2004
Assets
Current Assets
Cash and cash equivalents	$25,343	$29,126
Restricted cash	2,478	2,478
Short term investments	41,181	35,730
Trade accounts receivable	45,312	24,664
Other current assets	7,640	17,099
Total Current Assets	121,954	109,097
Property and equipment – net	34,836	20,891
Investment in affiliate	23,140	25,094
Long term investments	10,986	24,424
Other assets	7,567	660
Total Assets	$198,483	$180,166
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$2,857	$3,973
Accrued and other current liabilities	25,635	33,113
Total Current Liabilities	28,492	37,086
Total Liabilities	28,492	37,086
Stockholders’ Equity	169,991	143,080
Total Liabilities and Stockholders’ Equity	$198,483	$180,166

Kanbay International, Inc.

Condensed Consolidated Statement of Cash Flows (Unaudited)

(In thousands)

	Nine months ended September 30
	2005	2004
Operating activities
Net income	$24,196	$19,317
Adjustments to reconcile net income to net cash provided by (used in) operating activities	5,603	2,759
Changes in operating assets and liabilities
Trade accounts receivable	(18,284)	(21,291)
Other assets	9,508	(3,845)
Trade accounts payable	(1,543)	728
Other liabilities	(10,257)	14,879
Net cash provided by operating activities	9,223	12,547
Investing activities
Additions to property and equipment	(20,136)	(12,294)
Purchase of business, net of cash acquired	(6,879)
Sale (purchase) of investments	7,986	(60,016)
Other investing activities	1,334	(1,569)
Net cash used in investing activities	(17,695)	(73,879)
Financing activities
Proceeds from IPO, net of costs		60,278
Proceeds from exercise of options and stock purchase plan	4,624
Other financing activities		294
Net cash provided by financing activities	4,624	60,572
Effect of exchange rates on cash and cash equivalents	83	(9)
Decrease in cash and cash equivalents	(3,783)	(769)
Cash and cash equivalents at beginning of period	29,126	17,419
Cash and cash equivalents at end of period	$25,343	$16,650

Kanbay International, Inc.

Reconciliation from Revenue to Revenue Excluding the Impact of the Sale of the Products Business

(in thousands)

(unaudited)

	Three months ended September 30		Three months ended June 30
	2005	2004	2005

Total revenues	$58,951	$49,973	$57,018
Less: Total revenues from products business	—	(2,805)	(1,721)
Total revenues excluding impact of sale of the products business	$58,951	$47,168	$55,297

	Three months ended September 30		Three months ended June 30
	2005	2004	2005

Net revenues - third parties	$20,161	$17,756	$21,719
Less: Net revenues - third parties from products business	—	(2,805)	(1,721)
Net revenues - third parties excluding impact of sale of products business	$20,161	$14,951	$19,998